Exhibit 99.1

Press Release

Contacts

Industry Information	Investor Relations
Jayson Schkloven	Alan Roden
Merritt Group	Verint Systems Inc.
(703) 390-1529	(631) 962-9304
schkloven@merrittgrp.com	alan.roden@verint.com

Verint Systems Announces Completion of

Independent Investigation

8-K Filed Summarizing Audit Committee Report

Melville, N.Y., March 20, 2008 - Verint Systems Inc. today announced that the Audit Committee of the Board of Directors of Verint has completed its independent investigation. As previously announced, Verint has been conducting a voluntary investigation into stock option and certain accounting matters following a related announcement by Comverse Technology, Inc., the majority stockholder of Verint.

Larry Myers, Chairman of the Audit Committee, said, “The completion of the investigation is a significant step towards Verint getting current in its financial statement filings and re-listed on the Nasdaq exchange. The committee has recommended a number of new processes and best practices to be implemented by management. On behalf of the Audit Committee, I want to acknowledge the dedication of the employees of Verint around the world and thank them for their efforts as Verint works toward emerging from its current situation.”

Dan Bodner, President and Chief Executive Officer of the Company, said, “We are working diligently to finish the accounting work necessary to get relisted and have already begun to implement new best practices to support the Company’s growth plans. We finished 2007 very strong and have established leadership positions in all of our markets providing a solid foundation for 2008 and beyond.”

About Verint Systems Inc.

Verint Systems Inc. (VRNT.PK), headquartered in Melville, New York, is a leading provider of actionable intelligence solutions for an optimized enterprise and a safer world. Today, more than 10,000 organizations in over 150 countries rely on Verint solutions to perform more effectively, build competitive advantage and enhance the security of people, facilities and infrastructure. Visit us at our website www.verint.com.

VERINT, the VERINT logo, ACTIONABLE INTELLIGENCE, POWERING ACTIONABLE INTELLIGENCE, STAR-GATE, RELIANT, VANTAGE, X-TRACT, NEXTIVA, ULTRA, AUDIOLOG, WITNESS, the WITNESS logo, IMPACT 360, the IMPACT 360 logo, IMPROVE EVERYTHING, EQUALITY, CONTACTSTORE, EYRETEL, BLUE PUMPKIN SOFTWARE, BLUE PUMPKIN, the BLUE PUMPKIN logo, EXAMETRIC and the EXAMETRIC logo, CLICK2STAFF, STAFFSMART, AMAE SOFTWARE and the AMAE logo are trademarks and registered trademarks of Verint Systems Inc. Other trademarks mentioned are the property of their respective owners. This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. For a detailed discussion of these risk factors, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2007, as supplemented by our Current Reports on Form 8-K filed on November 5, 2007 and January 16, 2008. The forward-looking statements contained in this press release are made as of the date of this press release and, except as required by law, the Company assumes no obligation to update or revise them or to provide reasons why actual results may differ.